Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Friday, January 27, 2006	Rich Sheffer (952) 887-3753

DONALDSON COMPANY ANNOUNCES QUARTERLY CASH DIVIDEND

        MINNEAPOLIS, MN – Jan. 27, 2006 – Donaldson Company, Inc. (NYSE: DCI), announced today that the Company’s Board of Directors declared a regular cash dividend of 8 cents per share, payable March 10, 2006 to shareholders of record as of February 17, 2006. As of December 31, 2005, there were approximately 82,300,000 shares outstanding. The current declaration is the 202nd consecutive quarterly cash dividend paid by Donaldson over a time span of 50 years.

About Donaldson Company
        Donaldson is a leading worldwide provider of filtration systems and replacement parts. Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the diesel engine and industrial markets including in-plant air cleaning, compressed air and gas purification, power generation, disk drive filtration, off-road equipment and trucks. Our 11,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the NYSE under the symbol DCI. Additional company information is available at www.donaldson.com.

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